EXHIBIT I
(TRANSLATION)
Articles of Incorporation
of
Japan Finance Organization for Municipalities
June 24, 2008
Approved by the Minister for Internal Affairs and Communications
Contents

Chapter I	General Provisions (Articles 1-3)
Chapter II	Capital Amount, Capital Contribution and Assets (Articles 4-6)
Chapter III	Representative Board (Articles 7-11)
Chapter IV	Officers and Employees (Articles 12-21)
Chapter V	Businesses and Performance of Businesses (Articles 22-26)
Chapter VI	Supervisory Committee (Articles 27-29)
Chapter VII	Finance and Accounts (Articles 30-44)
Chapter VIII	Miscellaneous Provisions (Articles 45-47)
Supplementary Provisions

Chapter I	General Provisions
(Objects)
Article 1
The object of this organization is to contribute to the sound operation of the finances of local governments and to the improvement of the welfare of local residents by providing long term funds at low interest rates to local governments in respect of their Local Debt and, also, by supporting the funding of local governments from the capital markets, in order to efficiently and effectively complement funding by local governments from the capital markets.
(Applicable law for incorporation, and name of entity)

Article 2
1.	This organization shall be a juridical person incorporated under the Japan Finance Organization for Municipalities Law (Law No. 64 of 2007; hereinafter referred to as the “Law”) and shall be called chiho-kokyo-dantai-kinnyu-kiko in Japanese (hereinafter referred to as the “Organization”) and shall be condensed to chiho-kinnyu-kiko.

2.	The English name of the Organization shall be Japan Finance Organization for Municipalities and shall be abbreviated to JFM.
(Address of office)
Article 3
The principal office of the Organization shall be located in Tokyo.
Chapter II Capital Amount, Capital Contribution and Assets
(Capital amount)
Article 4
The amount of capital of the Organization shall be sixteen billion six-hundred two million one hundred thousand yen (¥ 16,602,100,000).
(Capital contribution)
Article 5
The person entitled to make a capital contribution to the Organization shall be a local government.
(Assets)
Article 6
The assets of the Organization shall consist of loans and other assets.

Chapter III Representative Board
(Establishment and organization of Representative Board)
Article 7
1.	Representative Board shall be established in the Organization.

2.	The Representative Board shall be comprised of the members stipulated in Item (1) below and the members stipulated in Item (2) below, equal in number to each other.
(1)	The Persons appointed from among the governors of prefectures (To-do-fu-ken), the mayors of cities, and the heads of towns and villages by the respective National Associations (the National Associations provided for in Paragraph 1 of Article 263-3 of the Local Autonomy Law (Law No. 67 of 1947) which have been notified pursuant to the provisions of the said paragraph; the same shall apply hereinafter) of the governors of prefectures (To-do-fu-ken), the mayors of cities, and the heads of villages and towns.

(2)	The Persons — other than the governors of prefectures (To-do-fu-ken), the mayors of cities, or the heads of towns or villages — who are appointed, from among persons possessed of high discernment regarding the local administrations and finances, economics, finance, law or accounting, by the National Associations of the governors of prefectures (To-do-fu-ken), the mayors of cities, and the heads of villages and towns, respectively or jointly.
3.	The number of members of the Representative Board shall be fixed at six (6).

4.	The term of office of the members of the Representative Board shall be three (3) years; provided, however, that the term of office of a member appointed to fill the vacant position of a member shall be the remainder of the term of office of his or her predecessor.

5.	The member of the Representative Board may be reappointed.

6.	The member set forth in Item (1) of Paragraph 2 of this article shall lose his or her position as member when he or she ceases to be the governor of a prefecture

(To-do-fu-ken), the mayor of a city, or the head of a town or a village.
(Authorities of Representative Board)
Article 8
1.	The following matters shall be determined by a resolution of the Representative Board:
(1)	Amendment to these Articles of Incorporation;

(2)	Preparation of or amendment to a Statement of Business Procedures;

(3)	Preparation of or amendment to budgets, business plans, financial plans, and mid-term plans regarding income and expenses;

(4)	Settlement of accounts;

(5)	Compensation and retirement allowance of officers; and

(6)	Other matters that the Representative Board determines as particularly necessary.
2.	The Representative Board may require the President and Chief Executive Officer to report on the conditions of the Organization’s operations, and its assets and liabilities when the Representative Board determines such report to be necessary to secure the appropriate management of the Organization’s operations.

3.	When the Representative Board determines that an action of an officer or employee has violated, or is likely to violate, the Law, or any order under the Law, or these Articles of Incorporation, the Representative Board may order the President and Chief Executive Officer to take necessary measures to correct the relevant action.
(Chairperson of Representative Board)
Article 9
1.	The Representative Board shall have a chairperson who shall be elected from among the members set forth in Item (1) of Paragraph 2 of Article 7 hereof.

2.	The chairperson shall convene the meetings of the Representative Board.

3.	The chairperson shall preside over the affairs of the Representative Board and represent the Representative Board.

4.	In the case that the chairperson is prevented from discharging his or her duties or in the case that the position of the chairperson is vacant, a member who has been designated by the chairperson in advance shall execute the duties of the chairperson.
(Quorum of Representative Board and method of adopting resolutions thereof)
Article 10
1.	No meeting of the Representative Board may be opened unless a majority of all members thereof attends the meeting.

2.	Resolutions of a meeting of the Representative Board shall be adopted by a majority of the voting rights of the members present at the meeting. In respect of resolutions, the chairperson shall be entitled to vote as a member.

3.	A member who cannot attend a meeting of the Representative Board owing to an unavoidable reason may entrust another member who is to be present at the meeting and whose name is notified to the chairperson in advance (if the member unable to attend the meeting is a member as set forth in Item (1) of Paragraph 2 of Article 7 hereof, such other member shall be (i) another member who is to be present at the meeting, (ii) the governor of another prefecture (To-do-fu-ken), the mayor of another city or the head of another village or town designated by the National Association having appointed the member unable to attend the meeting, or (iii) a staff member of such National Association) to vote as his or her proxy, or may vote in writing on matters previously notified. In the case of voting by proxy or voting in writing, for the purpose of application of the provisions of the immediately preceding two (2) paragraphs, such member shall be deemed to have attended the meeting.

4.	With respect to a matter of urgency or an immaterial matter, the chairperson may determine the approvals or disapprovals of all members by the method of voting in writing or without a meeting, and may substitute the consent of the majority of the current number of members for the resolution of the meeting of the Representative Board.
(Rules of Board)
Article 11

The Representative Board shall establish rules in respect of itself.
Chapter IV Officers and Employees
(Officers)
Article 12
The Organization shall have as its officers one (1) President and Chief Executive Officer, one (1) Deputy President, not more than three (3) Senior Executive Directors, and two (2) Corporate Auditors.
(Duties and authorities of officers)
Article 13
1.	The President and Chief Executive Officer shall represent the Organization and preside over its businesses.

2.	The Deputy President shall represent the Organization and, as determined by the President and Chief Executive Officer, the Deputy President shall assist the President and Chief Executive Officer in managing the businesses of the Organization, shall act on behalf of the President and Chief Executive Officer in the case that the President and Chief Executive Officer is prevented from discharging his or her duties, and shall perform the duties of the President and Chief Executive Officer in the case that the position of President and Chief Executive Officer is vacant.

3.	As determined by the President and Chief Executive Officer, the Senior Executive Directors shall assist the President and Chief Executive Officer and the Deputy President in managing the businesses of the Organization, shall act on behalf of the President and Chief Executive Officer and the Deputy President in the case that the President and Chief Executive Officer and the Deputy President are prevented from discharging their duties, and shall perform the duties of the President and Chief Executive Officer and the Deputy President in the case that the position of President and Chief Executive Officer and/or the Deputy President is/are vacant.

4.	The Corporate Auditors shall audit the businesses of the Organization.

5.	The Corporate Auditor may, if the Corporate Auditor finds it necessary, submit his or her opinion, based on the result of audit, to the Representative Board, the President and Chief Executive Officer, or the Minister for Internal Affairs and Communications.

6.	The President and Chief Executive Officer may attend the meetings of the Representative Board and state his or her opinions.
(Appointment of officers)
Article 14
1.	The President and Chief Executive Officer and the Corporate Auditors shall be appointed by the Representative Board.

2.	The Deputy President and the Senior Executive Directors shall be appointed by the President and Chief Executive Officer with the consent of the Representative Board.

3.	When the Representative Board or the President and Chief Executive Officer appoints an officer, it shall notify the officer’s name and address to the Minister for Internal Affairs and Communications without delay.
(Term of office of officers)
Article 15
1.	The term of office of the President and Chief Executive Officer and the Deputy President shall be three (3) years, and the term of office of the Senior Executive Directors and the Corporate Auditors shall be two (2) years; provided, however, that the term of office of an officer appointed to fill the vacant position of an officer shall be the remainder of the term of office of his or her predecessor.

2.	An officer may be reappointed.
(Ineligibility of officers)
Article 16
Any person falling under any of the following items may not be an officer:

(1)	An employee (excluding a part-time employee) of the national government or a local government ; or

(2)	A member of the Representative Board.
(Dismissal of officers)
Article 17
1.	When the officer appointed by the Representative Board or the President and Chief Executive Officer has fallen under either of the items of the immediately preceding article, the Representative Board or the President and Chief Executive Officer, depending on who such officer was appointed by, shall dismiss such officer from office.

2.	When any of the following items become applicable to the officer appointed by the Representative Board or the President and Chief Executive Officer, the Representative Board or the President and Chief Executive Officer, depending on who such officer was appointed by, may dismiss such officer from office:
(1)	When the person has violated the Law, any order under the Law, or these Articles of Incorporation;

(2)	When the person has been found guilty in a criminal proceeding;

(3)	When commencement of a bankruptcy proceeding has been adjudicated against the person; or

(4)	When the person has been determined to be incapable of performing the duties because of mental or physical breakdown.
3.	When the President and Chief Executive Officer intends to dismiss the Deputy President or the Senior Executive Director pursuant to the provisions of the immediately preceding paragraph, he or she shall obtain the consent of the Representative Board.

4.	When the Representative Board or the President and Chief Executive Officer has dismissed the officer, he, she or it shall notify the Minister for Internal Affairs and Communications to such effect without delay.

(Prohibition on officer to hold concurrent office)
Article 18
The officer shall not be an officer of an association whose object is to carry on an economic enterprise nor engage himself or herself in an economic enterprise; provided, however, that this prohibition does not apply to the case where the approval has been granted by the Representative Board.
(Liability for compensation for damage in respect of actions of representatives)
Article 19
The Organization shall be liable to compensate a third party for damage sustained by the third party in respect of and resulting from the President and Chief Executive Officer’s or the Deputy President’s performance of his or her duties.
(Limitation on power of representation)
Article 20
The President and Chief Executive Officer and the Deputy President shall have no power of representation regarding the matters in which the interest of the Organization and their own interest conflict with each other. In such case, the Corporate Auditor shall represent the Organization.
(Appointment of employees)
Article 21
The employees of the Organization shall be appointed by the President and Chief Executive Officer.
Chapter V Businesses and Performance of Business
(Scope of businesses)
Article 22
1.	In order to attain the object specified in Article 1 hereof, the Organization shall conduct the following businesses:
(1)	To provide funds for Local Debt other than Local Debt in respect of municipal enterprises (meaning businesses whose expenses are essentially covered by income generated from the management of relevant business; the same shall apply hereinafter) (limited to the Local Debt in respect of which the consent has been obtained upon the consultation under the provisions of Paragraph 1 of Article 5-3 of the Local Finance Law (Law No. 109 of 1948), or the permission set forth in Paragraph 1 or Paragraphs 3 through 5 of Article 5-4 of the said law or in Paragraph 1 of Article 13 of the Act on Assurance of Sound Financial Status of Municipalities (Law No. 94 of 2007) has been obtained; the same shall apply hereinafter in this chapter and Chapter VI) or subscription for such Local Debt issued in the form of bonds;

(2)	To provide funds for Local Debt in respect of municipal enterprises and in respect of any of the following businesses, Items (a) through (f), or subscription for such Local Debt issued in the form of bonds:
(a)	Water supply business;

(b)	Transportation business;

(c)	Hospital business;

(d)	Sewage business;

(e)	Public housing business (which refers to the business of constructing houses to be rented or transferred by local governments to persons who are in need of houses for themselves to live in, and also refers to businesses incidental thereto); and

(f)	Businesses in addition to those businesses set forth in Items (a) through (e) above provided for in Article 1 of the Cabinet Order for Japan Finance Organization for Municipalities Law (Cabinet Order No. 384 of 2007).
(3)	To provide funds for temporary borrowings to be made to local governments excluding borrowings to be made to municipal enterprises;

(4)	To provide funds for temporary borrowings in respect of any of Items (2)(a) through (2)(f) from among the borrowings to be made to municipal enterprises;

(5)	To perform investigation and research with respect to the financing of local governments;

(6)	To accept the entrustment of business with respect to the financing of local governments;

(7)	To provide information, advice, and other support to local governments with respect to financing; and

(8)	Businesses incidental to the business specified in each of the preceding items.
2.	The Organization may, in the case that it performs the business set forth in Item (1) and Item (2) of the immediately preceding paragraph of this article, provide funds before obtaining the consent upon the consultation pursuant to the provisions of Paragraph 1 of Article 5-3 of the Local Finance Law or before obtaining the permission stipulated in Paragraph 1 or Paragraphs 3 through 5 of Article 5-4 of the said law or in Paragraph 1 of Article 13 of the Act on Assurance of Sound Financial Status of Municipalities in respect of the relevant Local Debt, only when there is a special need and when the consent or permission is considered certain, within the limit of the amount of the Local Debt subject to the consent or permission.
(Fundamental matters regarding performance of businesses)
Article 23
1.	The Organization shall determine the interest rate on the provision of funds to be made pursuant to the provisions of Items (1) through (4) of Paragraph 1 and Paragraph 2 of the immediately preceding article, and the yield on the Local Debt to be subscribed for pursuant to the provisions of Item (1) and Item (2) of Paragraph 1 of the said article, by taking into consideration the terms of funding by local governments from a person other than the Organization and also in such a manner so that the income of the Organization shall be sufficient to make up for its expenditure.

2.	The Organization shall exert efforts to sufficiently accomplish the object set forth in Article 1 hereof through provision of funds by appropriately taking into consideration the financial condition and the funding ability of each local government, as well as the effects of funding by each local government on its finances.

(Selection of businesses, etc.)
Article 24
1.	The Organization shall seek to appropriately reduce its provision of funds for Local Debt and subscription for Local Debt in phases along with the reduction of the provision of the fiscal loan program fund to local governments under the provisions of Paragraph 2 of Article 38 of the Law Concerning Promotion of Administrative Reform for Realization of Simple and Efficient Government (Law No. 47 of 2006).

2.	The provision of the immediately preceding paragraph shall not apply to Local Debt to be issued by a local government in order to make up for a shortage of the financing resources of the local government due to domestic or international financial turmoil or changes in economic situations, etc.
(Statement of Business Procedures)
Article 25
1.	The Organization shall, upon the commencement of its businesses, prepare a Statement of Business Procedures and submit it to the Minister for International Affairs and Communications. The same shall apply to the alteration thereof.

2.	When the Organization has made the submission under the immediately preceding paragraph, it shall make the Statement of Business Procedures available to the public without delay.
(Performance of businesses)
Article 26
The businesses of the Organization shall be performed in accordance with the Statement of Business Procedures set forth in Paragraph 1 of the immediately preceding article.
Chapter VI Supervisory Committee
(Establishment, etc. of Supervisory Committee)

Article 27
1.	Supervisory Committee (hereinafter referred to as the “Committee”) shall be established in the Organization.

2.	The Committee members shall be appointed by the Representative Board among those who possess high discernment regarding the local administrations and finances, economics, finance, law or accounting, and those who have academic backgrounds.

3.	A Committee member cannot simultaneously serve as a member of the Representative Board or as an officer of the Organization.

4.	The number of Committee members shall be fixed at six (6).

5.	The term of office of Committee members shall be two (2) years; provided, however, that the term of office of a member appointed to fill the vacant position of a member shall be the remainder of the term of office of his or her predecessor.
(Authorization, etc. of Committee)
Article 28
1.	The President and Chief Executive Officer shall consult the Committee on the following matters:
(1)	Preparation of or amendment to the Statement of Business Procedures;

(2)	Preparation of or amendment to a budget and a business plan;

(3)	Settlement of accounts;

(4)	The terms of a provision of funds for the Local Debt or the terms of a subscription for such Local Debt issued in the form of bonds , and other fundamental matters relating to the execution of such provision of funds or subscription;

(5)	The terms of provision of funds for temporary borrowings and other fundamental matters relating to the execution of such provision of funds; and

(6)	Other matters acknowledged by the Representative Board to be particularly necessary.
2.	The President and Chief Executive Officer shall, upon his or her request for a resolution of the Representative Board on the matters set forth in Item (2) through

Item (4) of Paragraph 1 of Article 8, report the opinions of the Committee on the matters set forth in Item (1) through Item (3) of the immediately preceding paragraph, which opinions will have been provided pursuant to the provisions of the said paragraph.

3.	In addition to the matters set forth in Paragraph 1 of this article, the Committee may make proposals to the President and Chief Executive Officer with respect to the businesses of the Organization upon the President and Chief Executive Officer’s request or when there are matters about which it deems necessary to make proposals. In such case, the Committee may, when it determines that it is necessary to make such proposal, request the President and Chief Executive Officer to make a report.

4.	The President and Chief Executive Officer shall respect the opinions of the Committee provided pursuant to the provisions of Paragraph 1 of this article and the immediately preceding paragraph.
(Operation of Committee)
Article 29
The Committee shall establish rules in respect of itself.
Chapter VI Finances and Accounts
(Business year)
Article 30
The business year of the Organization shall commence on April 1 of each year and end on March 31 of the following year.
(Budget, etc.)
Article 31
1.	In each business year, the Organization shall prepare budgets, business plans, financial plans, and mid-term plans regarding income and expenses (hereinafter in this article referred to as the “Budget, etc.”).

2.	When the Organization has prepared or amended the Budget, etc., it shall submit the same to the Minister for Internal Affairs and Communications without delay.

3.	When the Organization has made the submission provided for in the immediately preceding paragraph, it shall make the relevant Budget, etc. available to the public without delay.
(Enterprise accounting principles)
Article 32
The accounting of the Organization shall, in principle, be based on the enterprise accounting principles, as prescribed by the Ordinance of the Ministry of Internal Affairs and Communications.
(Financial statements, etc.)
Article 33
1.	In each business year, the Organization shall prepare a balance sheet, a profit and loss statement, a statement regarding disposition of profits or treatment of losses, and other statements prescribed by the Ordinance of the Ministry of Internal Affairs and Communications, and the detailed statements to be attached thereto (hereinafter referred to as the “Financial Statements”), and the Organization shall submit the same to the Minister for Internal Affairs and Communications within three (3) months after the end of the relevant business year.

2.	Upon submission of the Financial Statements pursuant to the provisions of the immediately preceding paragraph, the Organization shall attach to the Financial Statements a business report and a final account report prepared in accordance with the divisions of the budget in respect of the relevant business year, and also attach to them the opinions of the Corporate Auditors and the accounting auditor in respect of the Financial Statements and in respect of the final account report.

3.	The Organization shall, without delay after the submission under the provisions of Paragraph 1 of this article, publish the Financial Statements in an official gazette, and keep at each office of the Organization and make available for public inspection during the period prescribed by the Ordinance of the Ministry of Internal Affairs and Communications, the Financial Statements, such business report, final account report and document stating the opinions of the Corporate Auditors and the accounting auditor as described in the immediately preceding paragraph, as well as the explanatory documents stating the matters prescribed by the Ordinance of the Ministry of Internal Affairs and Communications as those relating to the condition of the business operations and of the assets and liabilities.

4.	The explanatory documents set forth in the immediately preceding paragraph may be prepared in an electromagnetic recording format (which means the recording format prescribed by the Ordinance of the Ministry of Internal Affairs and Communications, which is prepared by electronic method, magnetic method, or other method unrecognizable by human perception, and which is used for data processing by a computer; the same shall apply hereinafter).

5.	In the case that the explanatory documents set forth in Paragraph 3 have been prepared in an electromagnetic recording format, the Organization may implement at its offices the measure prescribed by the Ordinance of the Ministry of Internal Affairs and Communications which places a large number of the general public in a position enabling them to receive by way of an electromagnetic method (which means the method using an electronic data processing organization or other method utilizing information communication technology, and which is prescribed by the Ordinance of the Ministry of Internal Affairs and Communications) the provision of the information recorded in the relevant electromagnetic recording format. In such case, the explanatory documents set forth in the said paragraph shall be deemed to have been kept and made available for public inspection in accordance with the provisions of the said paragraph.

6.	In addition to the matters set forth in the preceding three (3) paragraphs, the Organization shall strive to disclose information which shall serve as a reference concerning the condition of the Organization’s business operations and its assets and liabilities.
(Accounting auditor)
Article 34

1.	With respect to the Financial Statements and the final account report, the Organization shall be audited by the accounting auditor in addition to the audit by the Corporate Auditor.

2.	The accounting auditor shall be elected by the Representative Board.

3.	The term of office of the accounting auditor shall end at the time of the submission set forth in Paragraph 1 of the immediately preceding article of the Financial Statements in respect of the first business year which ends on or after the election of such accounting auditor.

4.	When any of the following items become applicable to the accounting auditor, the Representative Board may remove the relevant accounting auditor.
(1)	When an auditor breaches an obligation under the official duties or neglects such official duties.

(2)	When an auditor commits misconduct unsuitable for an accounting auditor.

(3)	When an auditor has difficulty in, or is incapable of, performing the official duties because of mental or physical breakdown.
5.	The accounting auditor shall be either a certified public accountant (including a foreign certified public accountant set forth in Paragraph 5 of Article 16-2 of the Certified Public Accountants Law (Law No. 103 of 1948)) or an audit corporation.

6.	A person who cannot audit the Financial Statements pursuant to the provisions of the Certified Public Accountants Law shall not become the accounting auditor.
(Reserve for Interest Rate Volatility)
Article 35
1.	When profit has been generated in respect of each business year as a result of refinancing the Japan Finance Organization for Municipalities bonds and long-term borrowings (referred to as the “Refinancing of Bonds, etc.” in the paragraph following below), the Organization shall reserve as the Reserve for Interest Rate Volatility such portion of the profit as to be calculated as prescribed by the Ordinance of the Ministry of Internal Affairs and Communications.

2.	The Reserve for Interest Rate Volatility reserved pursuant to the provisions of the immediately preceding paragraph shall not be reduced except for the case in which it shall be applied to compensation for loss arising as a result of the Refinancing of Bonds, etc.

3.	The method of calculating the amount of the profit or the loss set forth in the preceding two (2) paragraphs shall be prescribed by the Ordinance of the Ministry of Internal Affairs and Communications.
(Disposition of profit and loss)
Article 36
1.	When profits have been generated in the calculation of profits and losses in respect of each business year, the Organization shall make up the losses carried forward from the preceding business year, and if there is still any remainder, the amount of such remainder shall be settled as a reserve fund.

2.	When losses have been generated in the calculation of profits and losses in respect of each business year, the Organization shall settle such losses by reducing the reserve fund created pursuant to the provisions of the immediately preceding paragraph, and if there is still any shortage, the amount of such shortage shall be settled as carried-forward losses.
(Issuance of Japan Finance Organization for Municipalities Bonds)
Article 37
The Organization may, as prescribed by laws and regulations, issue the Japan Finance Organization for Municipalities bonds (hereinafter referred to as the “Organization Bonds”).
(Entrustment of loan receivables to secure Organization Bonds)
Article 38
For the purpose of securing the obligations under the Organization Bonds (except for those guaranteed by a local government pursuant to the provisions of Article 41 of the Law), the

Organization may entrust a portion of its loan receivables to the trust companies or the financial institutions approved under Paragraph 1 of Article 1 of the Law Concerning Finance Institutions’ Concurrent Management of Trust Business, etc. (Law No. 43 of 1943) (referred to as the “Trust Companies, etc.” in Item (1) of the article following below).
(Entrustment, etc. of loan receivables for fund procurement)
Article 39
In order to apply the resources of the fund necessary for its businesses, the Organization may:
(1)	entrust a portion of the loan receivables to the Trust Companies, etc., and assign all or a part of the beneficiary interests in the relevant trust;

(2)	assign a portion of the loan receivables to a special purpose company as provided for in Paragraph 3 of Article 2 of the Law Concerning Securitization of Assets (Law No. 105 of 1998); and

(3)	conduct actions pertaining to the actions specified in the preceding 2 items.
(Delegation of businesses from trustee for trust)
Article 40
If the Organization entrusts or assigns its loan receivables pursuant to the provisions of the immediately preceding two (2) articles, both the collection of the principal and interest of the relevant loan receivables and any other businesses pertaining thereto shall entirely be delegated to the Organization from the trustee of the relevant trust or the assignee of the relevant loan receivables.
(Management of surplus funds)
Article 41
If the Organization manages any surplus funds incurred from its business operations, the Organization shall conduct the management by way of:
(1)	Purchase of government bonds, Local Debt, government-guaranteed bonds (which “government-guaranteed bonds” means the bonds in respect of which the Government guarantees the redemption of principal and the payment of interest), and other securities prescribed by the Ordinance of the Ministry of Internal Affairs

and Communications;

(2)	Deposit with banks and other financial institutions prescribed by the Ordinance of the Ministry of Internal Affairs and Communications; or

(3)	Entrustment in a money trust with the financial institutions operating trust business (which means the financial institutions which have been licensed under Paragraph 1 of Article 1 of the Law Concerning Finance Institutions’ Concurrent Management of Trust Business, etc.).
(Fund for Improvement of Operations of Municipalities)
Article 42
1.	The Organization shall create a fund (hereinafter referred to as the “Fund for Improvement of Operations of Municipalities”) to set aside the contributions made under the provisions of Article 32-2 of the Local Finance Law (hereinafter referred to as the “Contributions” in this article) in order to contribute to the reduction of interest on Local Debt (which means interest on funds provided pursuant to the provisions of Item (1) or Item (2) of Paragraph 1 or Paragraph 2 of Article 28 of the Law in respect of the businesses which are prescribed by the Ordinance of the Ministry of Internal Affairs and Communications as the businesses especially necessary for the development of the local infrastructure and in respect of Local Debt prescribed by the Ordinance of the Ministry of Internal Affairs and Communications from among Local Debt other than that to be issued pursuant the proviso of Article 5 of the Local Finance Law; the same shall apply hereinafter in this article and the following article).

2.	The Organization shall, when it receives payments of the Contributions, add them to the Fund for Improvement of Operations of Municipalities.

3.	Accounts of the Fund for Improvement of Operations of Municipalities shall, as prescribed by the Ordinance of the Ministry of Internal Affairs and Communications, be kept separate from the general accounts.

4.	The cash in the Fund for Improvement of Operations of Municipalities shall be appropriated to provisions of funds to local governments.

5.	Earnings arising from the management of the Fund for Improvement of Operations of Municipalities (hereinafter referred to as the “Investment Profit of Fund” in this article and the article following below) shall, as prescribed by the Ordinance of the Ministry of Internal Affairs and Communications, be appropriated to satisfaction of the costs necessary to reduce interest on Local Debt. In such case, if there is any remainder after the deduction of the amount appropriated to satisfaction of the costs necessary to reduce interest on Local Debt from the amount of the Investment Profit of Fund, such remainder shall be added to the Fund for Improvement of Operations of Municipalities.

6.	The Fund for Improvement of Operations of Municipalities shall not be disbursed; provided, however, that this shall not apply to the case where, if the amount of the Investment Profit of Fund falls short of the necessary amount for the satisfaction of the costs necessary to reduce interest on Local Debt, the Fund for Improvement of Operations of Municipalities is used to cover such shortage within the limit of the sum of the amount added in accordance with the provisions of the immediately preceding paragraph and the amount of the Contributions paid in the same business year as the shortage is incurred.
(Matters relating to management of Fund for Improvement of Operations of Municipalities )
Article 43
1.	The Organization shall prepare, for each business year, the documents stating projected income and expenditure in respect of the Fund for Improvement of Operations of Municipalities and a policy on the reduction of interest on Local Debt by using the Investment Profit of Fund, as prescribed by the Ordinance of the Ministry of Internal Affairs and Communications, and the Organization shall submit the aforementioned documents to the Minister for Internal Affairs and Communications together with the submission of the Budget, etc. under the provisions of Paragraph 2 of Article 31 hereof.

2.	The Organization shall prepare, for each business year, the documents stating actual results of income and expenditure in respect of the Fund for Improvement of Operations of Municipalities and circumstances of the reduction of interest on Local Debt by using the Investment Profit of Fund, as prescribed by the Ordinance of the Ministry of Internal Affairs and Communications, and the Organization shall submit the aforementioned documents to the Minister for Internal Affairs and Communications together with the submission of the Financial Statements under the provisions of Paragraph 1 of Article 33 hereof.
(Account rules)
Article 44
The Organization shall prescribe, upon the commencement of its operation, the rules for the matters concerning the accounts, and submit them to the Minister for Internal Affairs and Communications. The same shall apply when the rules are amended.
Chapter VII Miscellaneous Rules
(Amendment to Articles of Incorporation)
Article 45
If the Organization intends to amend these Articles of Incorporation, the Organization shall obtain the approval of the Minister for Internal Affairs and Communications.
(Method of public notification and public announcement)
Article 46
1.	The Organization’s public notification shall be made by publication in an official gazette.

2.	The Organization’s public announcement (limited to those made pursuant to the provisions of laws and regulations) shall be made by keeping at each office of the Organization documents stating the matters to be explained and making such documents available for public inspection, except as otherwise provided in these Articles of Incorporation.

3.	The documents stating the matters to be explained as set forth in the immediately preceding paragraph may be prepared in an electromagnetic recording format.

4.	The provisions of Paragraph 5 of Article 33 shall apply mutatis mutandis only if the documents stating the matters to be explained as set forth in Paragraph 2 of this article have been prepared in an electromagnetic recording format pursuant to the provisions of the immediately preceding paragraph.
(Dissolution)
Article 47
1.	If the Organization is being dissolved and its obligations cannot be satisfied in full with its assets, local governments (excluding local governments which have never received either funds from the Organization through the business stipulated in Item (1) of Paragraph 1 of Article 28 of the Law or funds from the Organization through the business stipulated in Item (2) of Paragraph 1 of Article 28 of the Law; referred to as the “Related Local Governments” in the paragraph following below) shall bear all of the costs necessary to satisfy the relevant obligations in full.

2.	The amount of costs to be borne by the Related Local Governments and the method of bearing the said costs in the case of the immediately preceding paragraph shall be determined in accordance with certain formulae determined at the then-current time, taking into consideration the benefits of the Related Local Governments, by not less than six (6) persons, comprised of the governor of a prefecture (To-do-fu-ken), the chairperson of the assembly of a prefecture (To-do-fu-ken), the mayor of a city, the chairperson of the assembly of a city, the head of a town or a village, and the chairperson of the assembly of a town or a village, each recommended by the respective National Associations of the governors of prefectures (To-do-fu-ken), the chairpersons of assemblies of prefectures (To-do-fu-ken), the mayors of cities, the chairpersons of assemblies of cities, the heads of towns and villages, and the chairpersons of assemblies of towns and villages.
Supplementary Provisions
(Enforcement date)
Article 1
These Articles of Incorporation shall become enforceable on the date of establishment of the Organization.

(Costs of incorporation)
Article 2
The costs of incorporation to be borne by the Organization shall not exceed twenty million yen (¥20,000,000).
(Initial business year)
Article 3
Notwithstanding the provisions of Article 30 hereof, the initial business year of the Organization shall commence on the date of its incorporation and end on the last day of the business year in which the date of incorporation is included.
(Exception to businesses)
Article 4
1.	In addition to the businesses stipulated in Article 22 above, the Organization may perform, for the time being, upon entrustment thereof by the Japan Finance Corporation, the business relating to the provision of funds necessary for forestation and the improvement, creation or restoration of pastureland carried out by local governments.

2.	With respect to the application of the provisions of Chapter V during the business years 2009 through 2013, the phrase “through Article 5” in Item (1) of Paragraph 1 and Paragraph 2 of Article 22 shall be replaced with the phrase “through Article 5, Paragraph 2 of Article 33-5-7 or Paragraph 1 of Article 33-8.”

3.	With respect to the application of the provisions of Chapter V for the business years 2014 and 2015, the phrase “through Article 5” in Item (1) of Paragraph 1 and Paragraph 2 of Article 22 shall be replaced with the phrase “through Article 5 or Paragraph 1 of Article
33-8.”
(Succession, etc. to rights, etc. of Japan Finance Corporation for Municipal Enterprises)
Article 5

1.	All of the rights and obligations of the Japan Finance Corporation for Municipal Enterprises (hereinafter referred to as the “Corporation”) which will be dissolved as of October 1, 2008 shall be succeeded to by the Organization at the time of the dissolution except for the assets which shall be succeeded to by the Government pursuant to the provisions of Paragraph 2 of Article 9 of the Supplementary Provisions of the Law.

2.	If the Organization succeeds to the rights and obligations of the Corporation pursuant to the provisions of the immediately preceding paragraph, the amount prescribed by the Cabinet Order out of the amount corresponding to the sum of the amount of reserves for loss on refinance of bonds and the amount of the reserve fund set forth in Paragraph 4 of Article 9 of the Supplementary Provisions of the Law, both of which have been set aside by the Corporation (the above-mentioned sum being referred to as the “Amount of Reserves for Loss on Refinance of Bonds, etc.” in the paragraph following below), shall be settled at the time of the succession as the Reserve for Interest Rate Volatility set forth in Paragraph 1 of Article 35 above.

3.	If the Organization succeeds to the rights and obligations of the Corporation pursuant to the provisions of Paragraph 1 of this article, the remainder, after subtracting the amount prescribed by the Cabinet Order set forth in the immediately preceding paragraph from the amount equivalent to the Amount of Reserves for Loss on Refinance of Bonds, etc. set aside by the Corporation, shall be settled at the time of the succession as the Reserve for Interest Rate Volatility for the Corporation’s Receivables set forth in Paragraph 1 of Article 11 of these Supplementary Provisions.

4.	If the Organization succeeds to the rights and obligations of the Corporation pursuant to the provisions of Paragraph 1 of this article, the amount equivalent to the amount of reserves for reduced interest loans set aside by the Corporation shall be settled at the time of the succession as the reserve fund set forth in Paragraph 4 of Article 7 of these Supplementary Provisions.
(Settlement of accounts, etc. in respect of Corporation’s business year commencing on April 1, 2008)
Article 6
The Organization shall perform the settlement of accounts and the preparation, etc. of the profit and loss statement, the balance sheet and the inventory of property in respect of the business year of the Corporation commencing on April 1, 2008, based on precedents with the exception of the portions relating to the provision of Paragraph 1 of Article 18 (the provision being limited to the part relating to the Corporate Auditor’s opinion) and the provision of Paragraph 1 of Article 19 (the said provision being limited to the part relating to the Corporate Auditor’s opinion) of the Law Concerning the Budget and Settlement of Accounts of Public Corporations (Law No. 99 of 1951) pursuant to the provisions of Article 28 of the Japan Finance Corporation for Municipal Enterprises Law (hereinafter referred to as the “Former Corporation Law”) as it existed prior to its abolishment pursuant to the provisions of Article 26 of these Supplementary Provisions. In the case that the Organization performs the settlement of accounts and the preparation, etc. of the profit and loss statement, etc., for the purpose of the application of the provisions of the Law Concerning the Budget and Settlement of Accounts of Public Corporations pursuant to the provisions of Article 28 of the Former Corporation Law, the words “settlement of accounts in respect of each business year on or before May 31 of the following business year” in Article 17 of the Law Concerning the Budget and Settlement of Accounts of Public Corporations shall be replaced with “settlement of accounts in respect of the business year commencing on April 1, 2008 on or before November 30, 2008”, and the words “November 30 of the following business year” in Article 20 of the said law shall be replaced by “November 30, 2009”.
(Corporation’s Receivables Management Business)
Article 7
1.	In addition to the businesses stipulated in Article 22 above and Article 4 of these Supplementary Provisions, the Organization shall perform the business of managing and collecting the relevant receivables, and the businesses incidental thereto (hereinafter referred to as the “Corporation’s Receivables Management Business”) during the period until the completion of the collection of the receivables relating to the funds provided by the Corporation, to which receivables the Organization will succeed pursuant to the provisions of Paragraph 1 of Article 9 of the Supplementary Provisions of the Law.

2.	The Organization shall settle the accounts in respect of the Corporation’s Receivables Management Business by creating a special account (hereinafter referred to as the “Managed Account”) separately from the other accounts.

3.	The Organization may, if it is deemed particularly necessary for the smooth performance of the businesses stipulated in Article 22 above and Article 4 of these Supplementary Provisions and the Corporation’s Receivables Management Business, transfer funds between the account in respect of the businesses other than the Corporation’s Receivables Management Business (hereinafter referred to as the “General Account”) and the Managed Account by obtaining an approval from the Minister for Internal Affairs and Communications and the Minister of Finance.

4.	If a profit arises in respect of the Managed Account as a result of the calculation of profits and losses for each business year, the Organization shall compensate for any losses carried forward from the preceding business year, and if, following such compensation, there is still any remainder, the amount of such remainder shall be settled as a reserve fund.

5.	If a loss arises in respect of the Managed Account as a result of the calculation of profits and losses for each business year, the Organization shall settle such loss by reducing the reserve fund stipulated in the provisions of the immediately preceding paragraph, and if, following such reduction, there is still a shortage, the amount of such shortage shall be settled as a carried forward loss.

6.	When the Organization has concluded the Corporation’s Receivables Management Business, it shall terminate the Managed Account without delay pursuant to the provisions of Paragraph 10 of Article 13 of the Supplementary Provisions of the Law.
(Management Plan for Corporation’s Receivables)
Article 8
1.	In each business year, the Organization shall prepare a plan for the execution of the Corporation’s Receivables Management Business (hereinafter referred to as the “Management Plan for the Corporation’s Receivables”), and obtain an approval from the Minister for Internal Affairs and Communications and the Minister of Finance. The same shall apply if the Management Plan for the Corporation’s Receivables is to be amended.

2.	The following matters relating to the Corporation’s Receivables Management

Business shall be stated in the Management Plan for the Corporation’s Receivables.
(1)	The fundamental policy regarding long-term borrowings and issuance of the Organization Bonds;

(2)	Repayment plan for long-term borrowings and the Organization Bonds;

(3)	Income and expenditure plan;

(4)	The maximum amount of short-term borrowings;

(5)	The plan, if any, for transferring or providing as collateral an important asset; and

(6)	Other matters prescribed by the Ordinance of the Ministry of Internal Affairs and Communications and the Ordinance of the Ministry of Finance.
3.	When the Organization makes a long-term borrowing or issues the Organization Bonds in accordance with the fundamental policy referred to in Item (1) of the immediately preceding paragraph, it shall make a report to such effect to the Minister for Internal Affairs and Communications and the Minister of Finance without delay as prescribed by the Cabinet Order.
(Short-term borrowing)
Article 9
1.	The Organization may, within the maximum amount of the short-term borrowings referred to in Item (4) of Paragraph 2 of the immediately preceding article, borrow funds on a short-term basis which are necessary for the Corporation’s Receivables Management Business; provided, however, that if the Minister for Internal Affairs and Communications and the Minister of Finance give approval owing to an unavoidable event, short-term borrowings which are necessary for t the Corporation’s Receivables Management Business may be made in excess of the maximum amount referred to above.

2.	The short-term borrowings made pursuant to the immediately preceding paragraph shall be repaid within the relevant business year; provided, however, that if the repayment cannot be made due to a shortage of funds, such short-term borrowings may be refinanced, by obtaining an approval from the Minister for Internal Affairs and Communications and the Minister of Finance, only with respect to such amount which cannot be repaid.

3.	Short-term borrowings which are refinanced pursuant to the proviso of the immediately preceding paragraph shall be repaid within one (1) year.
(Restriction on disposition, etc. of important assets)
Article 10
If the Organization intends to transfer or provide as collateral an important asset recorded in the Managed Account and prescribed by the Ordinance of the Ministry of Internal Affairs and Communications and the Ordinance of the Ministry of Finance, the Organization shall obtain an approval from the Minister for Internal Affairs and Communications and the Minister of Finance; provided, however, that this shall not apply to the case where the Organization intends to transfer or provide as collateral the relevant important asset in accordance with the plan referred to in Item (5) of Paragraph 2 of Article 8 of these Supplementary Provisions.
(Reserve for Interest Rate Volatility for the Corporation’s Receivables)
Article 11
1.	In respect of each business year, if a profit arises as a result of refinancing the municipal enterprises bonds (including the Organization Bonds issued for, and the long-term borrowings made for, the refinancing of the relevant municipal enterprises bonds) issued by the Corporation pursuant to the provisions of Paragraph 1 and Paragraph 2 of Article 23 of the Former Corporation Law (such refinancing is referred to as the “Refinancing of Municipal Enterprises Bonds” in the paragraph following below), the Organization shall set aside the amount of such profit as the Reserve for Interest Rate Volatility for the Corporation’s Receivables until such amount reaches the amount prescribed by the Ordinance of the Ministry of Internal Affairs and Communications and of the Ministry of Finance.

2.	From the business year 2009 until the business year 2017, in order to set aside funds into the Reserve for Interest Rate Volatility set forth in Paragraph 1 of Article 35 above, the Organization shall, as prescribed by the Cabinet Order, disburse the Reserve for Interest Rate Volatility for the Corporation’s Receivables up to the amount equivalent to the amount settled as the Reserve for Interest Rate Volatility for the Corporation’s Receivables pursuant to the provisions of Paragraph 3 of Article 5 of these Supplementary Provisions, and transfer from the Managed Account into the General Account an amount equivalent to the amount so disbursed,

3.	The Reserve for Interest Rate Volatility for the Corporation’s Receivables shall be disbursed in the case of transfer from the Managed Account to the General Account pursuant to the provisions of the immediately preceding paragraph or in the case of appropriation toward compensation for the losses resulting from the Refinancing of Municipal Enterprises Bonds.

4.	The method of calculating the amount of the profit or loss set forth in Paragraph 1 of this article and the immediately preceding paragraph shall be as prescribed by the Ordinance of the Ministry of Internal Affairs and Communications and the Ordinance of the Ministry of Finance.
(Exception regarding Fund for Improvement of Operations of Municipalities, etc.)
Article 12
1.	If the amount of the shortfall referred to in the proviso of Paragraph 6 of Article 42 above cannot be covered by the disbursement of the Fund for Improvement of Operations of Municipal Enterprises pursuant to the provisions of the proviso of the said paragraph, the Organization may, only with respect to the business year which includes October 1, 2008, make disbursements of the Fund for Improvement of Operations of Municipal Enterprises up to the amount which can not be covered as above mentioned, notwithstanding the provisions of the said Paragraph 6 of Article 42.

2.	With respect to the cash belonging to the Fund for Improvement of Operations of Municipalities, the Organization may, notwithstanding the provisions of Paragraph 3 of Article 7 of these Supplementary Provisions, transfer cash from the General Account to the Managed Account up to the amount of the Fund Amount as at the Succession (which means the amount equivalent to the amount of he Fund for Improvement of Operations of Municipal Enterprises set forth in Paragraph 1 of Article 28-2 of the Former Corporation Law at the time when the Organization succeeds to the rights and obligations of the Corporation pursuant to the provisions of Paragraph 1 of Article 5 of these Supplementary Provisions) in accordance with the conditions prescribed by the Ordinance of the Ministry of Internal Affairs and Communications.

3.	In respect of the cost necessary to reduce the interest on Local Debt set forth in

Paragraph 1 of Article 28-2 of the Former Corporation Law, which interest is deemed as the interest on Local Debt set forth in Paragraph 1 of Article 46 of the Law pursuant to the provisions of Paragraph 3 of Article 27 of the Supplementary Provisions of the Law, the Organization shall transfer the amount calculated as prescribed by the Ordinance of the Ministry of Internal Affairs and Communications from the General Account to the Managed Account in each business year.
(Submission, etc. to Minister of Finance)
Article 13
In the case where the Organization performs the Corporation’s Receivables Management Business, the provisions of Paragraph 1 of Article 25 above, Paragraph 2 of Article 31 above, Paragraph 1 of Article 33 above, and Article 44 above shall be applied by replacing the words “Minister for Internal Affairs and Communications” therein with “Minister for Internal Affairs and Communications and the Minister of Finance”.
Supplement Provisions
1. These provisions shall be effective as of June 1, 2009.
2. With respect to the application of the provisions of the Articles of Incorporation of the Japan Finance Organization for Municipalities after the amendment (hereinafter referred to as the “Amended Articles of Incorporation”), the Japan Finance Organization for Municipal Enterprises bonds issued by the Japan Finance Organization for Municipal Enterprises pursuant to the provisions of Article 37 of the Articles of Incorporation of the Japan Finance Organization for Municipal Enterprises prior to this amendment shall be deemed as the Japan Finance Organization for Municipalities bonds pursuant to the provisions of Article 37 of the Amended Articles of Incorporation.